Exhibit 99.2

CONSENT OF CHUN YU LEEDS CHOW

Lianhe Sowell International Group Ltd intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

February 14, 2025	/s/ Chun Yu Leeds Chow
Chun Yu Leeds Chow